NEWS RELEASE

C&J Energy Services Announces Second Quarter 2018 Results
and $150 Million Stock Buyback Program

HOUSTON, TEXAS, August 2, 2018 – C&J Energy Services, Inc. (“C&J” or the “Company”) (NYSE: CJ) today announced financial and operating results for the second quarter ended June 30, 2018.

Second Quarter 2018 and Recent Highlights

•	Revenue increased 10.4% to $610.5 million, marking the sixth consecutive quarter of double-digit sequential revenue growth

•	Adjusted EBITDA(1) increased 19.1% sequentially to $87.8 million on net income of $28.5 million

•	Revenue and Adjusted EBITDA for all three operating segments increased sequentially

•	Cash flow from operations was $99.1 million for the second quarter and $134.7 million for the first half of 2018

•	Board of Directors authorized a stock buyback program of up to $150 million

Second Quarter 2018 Financial Results

Second quarter 2018 revenue totaled $610.5 million, an increase of 10.4% over the first quarter of 2018, generating Adjusted EBITDA(1) of $87.8 million, an increase of 19.1% compared to the first quarter of 2018. The sequential improvement in our financial results was driven by strong customer demand, additional asset deployment and higher pricing in most of our core service lines. Second quarter sequential revenue growth excluding our fracturing business was 13.5%, demonstrating the strength of our non-frac service lines and our diversified business strategy.

For the second quarter of 2018, we reported net income of $28.5 million, or $0.42 per diluted share, compared to net income of $20.6 million, or $0.31 per diluted share, in the first quarter of 2018, and a net loss of $(12.7) million, or $(0.20) per diluted share, for the second quarter of 2017. Adjusted Net Income(1) of $34.1 million, or $0.51 per diluted share, for the second quarter of 2018 was 24.3% higher than Adjusted Net Income of $27.5 million, or $0.41 per diluted share, in the prior quarter and reflects, among other items, a non-cash deferred financing charge related to our prior credit facility, one-time charges related to our financial restructuring, and severance and business divestiture costs. During the second quarter of 2018, Adjusted EBITDA totaled $87.8 million compared to Adjusted EBITDA of $73.7 million in the first quarter of 2018 and Adjusted EBITDA of $25.1 million in the second quarter of 2017. Please refer to footnote (1) for further information on these non-GAAP financial measures.

“We executed our returns-focused strategy to grow all of our operating segments, achieving our sixth consecutive quarter of double-digit revenue and profitability growth. I am proud of our performance and execution throughout the quarter to effectively meet the demands of our diverse customer base and build key relationships. Our strategy of disciplined capital deployment, service line and geographic diversification, and partnering with customers primarily under dedicated agreements drove another quarter of positive results,” commented C&J’s President and Chief Executive Officer, Don Gawick.

“We delivered improved financial results while adding capacity across our new-well focused businesses. We also continued to roll-out new technologies in both our fracturing and cased-hole wireline businesses that drove incremental revenue and helped reduce operating costs. Completion activities experienced some weakness towards the end of the second quarter, most notably hydraulic fracturing services in West Texas. However, our diversified business strategy limited the impact to our financial performance. Activity levels remained robust in our other new-well focused businesses, and approximately 70% of revenue from our cased-hole wireline and pumping businesses was generated from basins outside of West Texas, demonstrating the importance of our geographically diverse footprint. Our Well Support Services segment generated quarterly double-digit Adjusted EBITDA margins for the first time since 2015 as we captured greater utilization and pricing increases. Also, more than 70% of the revenue in this segment came from basins outside of West Texas.

“We are proactively managing the challenges facing our Completion Services segment, primarily in our fracturing business. Our focus on service line and geographic diversity provides opportunities in our other businesses for continued performance. We remain disciplined with our capital deployment strategy, firmly committed to achieving our targeted returns, generating healthy cash flows, and maintaining a strong balance sheet. We have built a solid platform from which to execute our strategy and return value to our stockholders. Our decision to implement a stock buyback program reflects the confidence we have in our business to achieve greater growth and profitability and to generate free cash flow.”

Business Segment Results

Completion Services

In our Completion Services segment, our second quarter 2018 revenue increased 10.4% to $412.9 million from $374.1 million in the first quarter of 2018, and 57.1% compared to revenue of $262.9 million generated in the second quarter of 2017. For the second quarter of 2018, we reported Adjusted EBITDA of $83.3 million on net income of $54.4 million. This compared to Adjusted EBITDA of $80.9 million on net income of $58.4 million for the first quarter of 2018, and Adjusted EBITDA of $45.1 million on net income of $26.5 million for the second quarter of 2017.

During the second quarter, we improved both revenue and Adjusted EBITDA in our Completion Services segment. In our fracturing business, revenue increased but profitability decreased, primarily due to customer driven activity gaps in the latter half of the second quarter and higher consumable costs. We began to experience weaker demand, translating into lower utilization and pricing levels in our fracturing business at the end of the second quarter, primarily in West Texas. In response, and in-line with our returns focused strategy, we decided to delay re-deployment of our remaining stacked horsepower until both customer demand and market conditions improve. We are focused on deepening our relationships with high-quality customers that have large inventories of work and proven track records of efficient operations, and we are currently in negotiations to place several of our previously dedicated frac fleets with both existing and new customers. In our wireline business, we experienced improvement in both revenue and profitability in all our operating basins, and we benefited from customer efficiencies that included an increased percentage of super-pads in select basins that allowed us to utilize more equipment with smaller crew sizes. Additionally, customer demand remained strong in our pumping business, and we deployed five additional units into service during the quarter at full utilization. Our cased-hole wireline and pumping businesses continue to generate margins that are accretive to the Completion Services segment.

Well Construction and Intervention Services

In our Well Construction and Intervention Services segment, which includes our coiled tubing and cementing businesses, our second quarter 2018 revenue increased 13.3% to $99.1 million from $87.4 million in the first quarter of 2018, and 216.9% from revenue of $31.3 million generated in the second quarter of 2017. For the second quarter of 2018, we reported Adjusted EBITDA of $19.6 million on net income of $8.7 million. This compared to Adjusted EBITDA of $16.0 million on net income of $5.5 million for the first quarter of 2018, and Adjusted EBITDA of $2.7 million on net income of $0.4 million for the second quarter of 2017.

Second quarter revenue and profitability for this segment increased sequentially, due to growth in market share, the deployment of additional units, and higher utilization and pricing. In our coiled tubing business, demand for large diameter coil has remained strong and we deployed two new-build large diameter units late in the second quarter. Our large diameter units accounted for approximately 90% of the revenue and profitability generated in our coiled tubing business for the second quarter. In our cementing business, we experienced increased pricing and utilization in all of our core operating basins, and we benefited from the deployment of four additional units in West Texas to both new and existing customers during the second quarter.

Well Support Services

In our Well Support Services segment, which includes rig services, fluids management services, and other specialty well site services, second quarter 2018 revenue increased 7.8% to $98.5 million from $91.4 million in the first quarter of 2018, and 2.7% from revenue of $96.0 million generated in the second quarter of 2017. For the second quarter of 2018, we reported Adjusted EBITDA of $10.9 million on a net loss of $(2.8) million. This compared to Adjusted EBITDA of $5.1 million on a net loss of $(8.4) million for the first quarter of 2018, and Adjusted EBITDA of $1.9 million on a net loss of $(7.5) million for second quarter of 2017.

Segment revenue and profitability increased sequentially due to higher customer activity levels and improved pricing. We increased profitability despite losses incurred from our now substantially divested artificial lift business, the sale of which closed early in the third quarter of 2018, reflecting our returns focused strategy of selling underperforming businesses. In our rig services business, we focused on customers with consistent levels of higher margin work, which in combination with increased pricing drove improved profitability in core basins such as California and West Texas. Higher customer activity levels and pricing in our fluids management business resulted in revenue and profitability growth in most of our core operating basins, especially in both West and South Texas.

Other Financial Information

Our selling, general and administrative ("SG&A") expense for the second quarter of 2018 was $59.9 million, compared to $65.9 million for the first quarter of 2018 and $61.2 million for the second quarter of 2017. The sequential decline was primarily driven by severance and accelerated stock compensation expense associated with the departure of an executive officer in the first quarter of 2018, and reduced compensation expense and lower corporate headcount in the second quarter of 2018, as we continued to streamline our SG&A cost structure. Excluding non-routine costs, Adjusted SG&A(1) as a percentage of revenue decreased sequentially from 10.8% to 9.4%, or 140 basis points, generating significant operating leverage in the second quarter.

Depreciation and amortization expense in the second quarter of 2018 was $54.4 million, compared to $46.3 million for the first quarter of 2018 and $32.8 million in the second quarter of 2017. The sequential increase was driven by increased capital expenditures associated with new and refurbished equipment placed into service during the first and second quarters of 2018.

Liquidity and Capital Expenditures

As of June 30, 2018, we had a cash balance of $110.0 million and no borrowings drawn on our credit facility, which had borrowing capacity of $356.4 million. As a result, we exited the second quarter with $466.4 million of total liquidity. Our liquidity position was enhanced by sequential improvement in cash flow generated from operations, which totaled $99.1 million and contributed to free cash flow generation of $22.1 million in the second quarter.

Capital expenditures totaled $92.8 million during the second quarter of 2018, compared to $63.0 million in the first quarter of 2018 and $61.0 million in the second quarter of 2017. As announced in June of 2018, we decided to delay the refurbishment of our remaining stacked frac horsepower, which together with capital reductions in our other core businesses, reduces our 2018 capital expenditure budget to range between $340 million and $355 million.

Stock Repurchase Program

On July 31, 2018, C&J’s Board of Directors approved a stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to $150 million of the Company’s common stock over the twelve month period starting August 1, 2018 in open market or in privately negotiated transactions, subject to U.S. Securities and Exchange Commission regulations, stock market conditions, capital needs of the business, and other factors.  Repurchases may be commenced or suspended at any time without notice.  The program does not obligate C&J to purchase any particular number of shares of common stock during any period or at all, and the program may be modified or suspended at any time in the Company’s discretion.

Conference Call Information

We will host a conference call on Thursday, August 2, 2018 at 10:00 a.m. ET / 9:00 a.m. CT to discuss our second quarter 2018 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-855-560-2574 or International: 1-412-542-4160 and asking for the “C&J Energy Services' Earnings Call.” Please dial-in ten to fifteen minutes before the scheduled call time to avoid any delays entering the earnings call. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for twelve months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10122103.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction and intervention, well completion, well support and other complementary oilfield services and technologies to oil and gas exploration and production companies throughout the United States. We are a completions-focused service provider offering a diverse, integrated suite of services across the life cycle of the well, including hydraulic fracturing, cased-hole wireline and pumping, cementing, coiled tubing, rig services, fluids management, other completions logistics, and specialty well site support services. We are headquartered in Houston, Texas and operate across all active onshore basins of the continental United States. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact
Daniel E. Jenkins
Vice President – Investor Relations
investors@cjenergy.com
1-713-260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “once” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our ability to successfully integrate the O-Tex cementing business with our own; our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by our customers; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; pressure on pricing for our core services, including due to competition and industry and/or economic conditions, which may impact, among other things, our ability to implement price increases or maintain pricing on our core services; the loss of, or interruption or delay in operations by, one or more significant customers; the failure by one or more of our significant customers to amounts when due, or at all; changes in customer requirements in markets or industries we serve; costs, delays, compliance requirements and other difficulties in executing our short-and long-term business plans and growth strategies; the effects of recent or future acquisitions on our business, including our ability to successfully integrate our operations and the costs incurred in doing so; business growth outpacing the capabilities of our infrastructure; operating hazards inherent in our industry, including the possibility of accidents resulting in personal injury or death, property damage or environmental damage; adverse weather conditions in oil or gas producing regions; the loss of, or interruption or delay in operations by, one or more of our key suppliers; the effect of environmental and other governmental regulations on our operations, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our hydraulic fracturing services; the incurrence of significant costs and liabilities resulting from litigation; the incurrence of significant costs and liabilities or severe restrictions on our operations or the inability to perform certain operations resulting from a failure to comply, or our compliance with, new or existing regulations; the effect of new or existing regulations, industry and/or commercial conditions on the availability of and costs for raw materials, consumables and equipment; the loss of, or inability to attract, key management personnel; a shortage of qualified workers; damage to or malfunction of equipment; our ability to maintain sufficient liquidity and/or obtain adequate financing to allow us to execute our business plan; and our ability to comply with covenants under our new credit facility.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

_________________________

(1)
Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of acquisition-related costs and other non-routine items. Adjusted Net Income (Loss) per diluted share is calculated as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding. Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Management believes that Adjusted Net Income (Loss) and Adjusted EBITDA are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. Adjusted SG&A is defined as selling, general and administrative expenses plus adjustments for certain non-routine items. For a reconciliation of net income (loss) to each of Adjusted Net Income (Loss) and Adjusted EBITDA, as well as a reconciliation of SG&A to Adjusted SG&A, please see the tables at the end of this press release.

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenue	$610,521	$553,000	$390,143	$1,163,521	$704,337

Costs and expenses:
Direct costs	463,602	418,997	310,473	882,599	572,216
Selling, general and administrative expenses	59,908	65,935	61,165	125,843	123,257
Research and development	1,681	1,872	2,052	3,553	3,269
Depreciation and amortization	54,387	46,343	32,833	100,730	64,439
(Gain) loss on disposal of assets	49	(489)	(3,136)	(440)	(9,192)
Operating income (loss)	30,894	20,342	(13,244)	51,236	(49,652)
Other income (expense):
Interest expense, net	(2,185)	(428)	(414)	(2,613)	(1,105)
Other income (expense), net	(1,106)	620	(1,456)	(486)	106
Total other income (expense)	(3,291)	192	(1,870)	(3,099)	(999)
Income (loss) before income taxes	27,603	20,534	(15,114)	48,137	(50,651)
Income tax benefit	(893)	(60)	(2,393)	(953)	(5,629)
Net income (loss)	$28,496	$20,594	$(12,721)	$49,090	$(45,022)
Net income (loss) per common share:
Basic	$0.42	$0.31	$(0.20)	$0.73	$(0.76)
Diluted	$0.42	$0.31	$(0.20)	$0.73	$(0.76)
Weighted average common shares outstanding:
Basic	67,268	67,186	62,232	67,227	58,913
Diluted	67,268	67,266	62,232	67,267	58,913

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$110,042	$113,887
Accounts receivable, net of allowance of $5,002 at June 30, 2018 and $4,269 at December 31, 2017	411,165	367,906
Inventories, net	83,092	77,793
Prepaid and other current assets	32,503	33,011
Total current assets	636,802	592,597
Property, plant and equipment, net of accumulated depreciation of $227,160 at June 30, 2018 and $133,755 at December 31, 2017	746,814	703,029
Other assets:
Goodwill	146,015	147,515
Intangible assets, net	119,445	123,837
Deferred financing costs, net of accumulated amortization of $2,464 at June 30, 2018 and $608 at December 31, 2017	4,667	3,379
Other noncurrent assets	28,967	38,500
Total assets	$1,682,710	$1,608,857
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$187,166	$138,624
Payroll and related costs	41,014	52,812
Accrued expenses	59,110	67,414
Total current liabilities	287,290	258,850
Deferred tax liabilities	2,560	3,917
Other long-term liabilities	26,464	24,668
Total liabilities	316,314	287,435
Commitments and contingencies
Stockholders' equity
Common stock, par value of $0.01, 1,000,000,000 shares authorized, 68,386,944 and 68,546,820 issued and outstanding at June 30, 2018 and December 31, 2017, respectively	684	686
Additional paid-in capital	1,307,585	1,298,859
Accumulated other comprehensive loss	(260)	(580)
Retained earnings	58,387	22,457
Total stockholders' equity	1,366,396	1,321,422
Total liabilities and stockholders’ equity	$1,682,710	$1,608,857

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities:
Net income (loss)	$49,090	$(45,022)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	100,730	64,439
Deferred income taxes	(1,112)	—
Provision for doubtful accounts	1,497	2,032
Equity (earnings) loss from unconsolidated affiliate	1,199	(153)
Gain on disposal of assets	(440)	(9,192)
Share-based compensation expense	10,917	19,541
Amortization of deferred financing costs	1,856	306
Changes in operating assets and liabilities:
Accounts receivable	(46,408)	(159,643)
Inventories	(6,020)	(6,978)
Prepaid expenses and other current assets	2,933	6,741
Accounts payable	40,239	27,784
Payroll related costs and accrued expenses	(23,077)	6,747
Income taxes receivable (payable)	4,215	(5,200)
Other	(892)	1,744
Net cash provided by (used in) operating activities	134,727	(96,854)
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(155,790)	(72,547)
Proceeds from disposal of property, plant and equipment and non-core service lines	20,862	31,182
Business acquisition purchase price adjustment	1,500	—
Net cash used in investing activities	(133,428)	(41,365)
Cash flows from financing activities:
Financing costs	(3,144)	(1,463)
Proceeds from issuance of common stock, net of offering costs	—	215,920
Employee tax withholding on restricted stock vesting	(2,193)	(3,870)
Net cash provided by (used in) financing activities	(5,337)	210,587

Effect of exchange rate changes on cash	193	(855)
Net increase (decrease) in cash and cash equivalents	(3,845)	71,513
Cash and cash equivalents, beginning of period	113,887	181,242
Cash and cash equivalents, end of period	$110,042	$252,755

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018
Net income	$28,496	$20,594
Adjustments, net of tax:
Acquisition-related and other transaction costs	243	727
Severance and business divestiture costs	1,150	6,140
Charges related to financial restructuring	2,750	—
Non-cash deferred financing charge	1,508	—
Adjusted net income	$34,147	$27,461
Per common share:
Net income diluted	$0.42	$0.31
Adjusted net income diluted	$0.51	$0.41

Diluted weighted average common shares outstanding	67,268	67,266

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF SG&A TO ADJUSTED SG&A
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
SG&A	$59,908	$65,935	61,165	125,843	123,257
Acquisition-related and other transaction costs	(243)	(727)	(298)	(970)	(298)
Severance and business divestiture costs	(40)	(4,974)	(513)	(5,014)	(513)
Restructuring costs	(2,163)	(623)	(7,846)	(2,786)	(7,630)
Share-based compensation expense acceleration	—	—	—	—	(15,658)
Adjusted SG&A	$57,462	$59,611	$52,508	$117,073	$99,158

Revenue	$610,521	$553,000	$390,143	$1,163,521	$704,337
Adjusted SG&A as a percentage of revenue	9.4%	10.8%	13.5%	10.1%	14.1%

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income (loss)	$28,496	$20,594	$(12,721)	$49,090	$(45,022)
Interest expense, net	2,185	428	414	2,613	1,105
Income tax benefit	(893)	(60)	(2,393)	(953)	(5,629)
Depreciation and amortization	54,387	46,343	32,833	100,730	64,439
Other (income) expense, net	1,106	(620)	1,456	486	(106)
(Gain) loss on disposal of assets	49	(489)	(3,136)	(440)	(9,192)
Acquisition-related and other transaction costs	243	727	298	970	298
Severance and business divestiture costs	40	6,140	513	6,180	513
Restructuring costs	2,163	623	7,846	2,786	7,630
Share-based compensation expense acceleration	—	—	—	—	15,658
Adjusted EBITDA	$87,776	$73,686	$25,110	$161,462	$29,694

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2018
	Completion Services	Well Construction and Intervention Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$54,371	$8,725	$(2,830)	$(31,770)	$28,496
Interest expense, net	—	—	18	2,167	2,185
Income tax benefit	—	—	—	(893)	(893)
Depreciation and amortization	29,048	9,831	13,199	2,309	54,387
Other (income) expense, net	1,255	(227)	103	(25)	1,106
(Gain) loss on disposal of assets	(1,422)	1,202	269	—	49
Acquisition-related and other transaction costs	—	101	134	8	243
Severance and business divestiture costs	—	—	40	—	40
Restructuring costs	—	—	—	2,163	2,163
Adjusted EBITDA	$83,252	$19,632	$10,933	$(26,041)	$87,776

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2018
	Completion Services	Well Construction and Intervention Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$58,372	$5,456	$(8,358)	$(34,876)	$20,594
Interest expense, net	—	5	18	405	428
Income tax benefit	—	—	—	(60)	(60)
Depreciation and amortization	22,639	9,932	12,050	1,722	46,343
Other (income) expense, net	(68)	(1)	(202)	(349)	(620)
Gain on disposal of assets	(364)	(30)	(95)	—	(489)
Acquisition-related and other transaction costs	—	639	88	—	727
Severance and business divestiture costs	315	—	1,665	4,160	6,140
Restructuring costs	—	—	(59)	682	623
Adjusted EBITDA	$80,894	$16,001	$5,107	$(28,316)	$73,686

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2017
	Completion Services	Well Construction and Intervention Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$26,461	$448	$(7,541)	$(32,089)	$(12,721)
Interest expense, net	290	—	66	58	414
Income tax benefit	—	—	—	(2,393)	(2,393)
Depreciation and amortization	16,274	2,707	12,035	1,817	32,833
Other (income) expense, net	2,185	—	(134)	(595)	1,456
Gain on disposal of assets	(96)	(407)	(2,508)	(125)	(3,136)
Acquisition-related costs	—	—	—	298	298
Severance and business divestiture costs	—	—	—	513	513
Restructuring costs	—	(81)	9	7,918	7,846
Adjusted EBITDA	$45,114	$2,667	$1,927	$(24,598)	$25,110

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